EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-80043, 333-93301, 333-32674, 333-45868,
333-52450, 333-75760, 333-99059, 333-107590, 333-115029, 333-118397 and 333-134705 of Internet Commerce Corporation on Form S-3 and Registration Statement Nos. 333-49364, 333-49372, 333-39854, 333-86565 333-131105 of Internet Commerce Corporation on Form S-8 of our report dated October 28, 2004, relating to the financial statements and supplemental schedule of Internet Commerce Corporation as of July 31, 2004 and for the year then ended, appearing in this Annual Report on Form 10-K of Internet Commerce Corporation for the year ended July 31, 2005.

/s/ Deloitte & Touche LLP
New York, New York
October 27, 2006